Sonder Holdings Inc. Appoints Tom Buoy as Executive Vice President and Chief Commercial Officer

SAN FRANCISCO – December 11, 2023 – Sonder Holdings Inc. (NASDAQ: SOND), a leading next-generation hospitality company that is redefining the guest experience through technology and design, today announced the appointment of Tom Buoy as Executive Vice President and Chief Commercial Officer, effective December 11, 2023.

Buoy has resigned from Sonder’s Board of Directors and transitioned into this newly created position in the company’s leadership team. As Executive Vice President and Chief Commercial Officer, Buoy will be responsible for all aspects of revenue generation and strategy, including revenue management, marketing, sales, and distribution.

Buoy has over 30 years of experience in the hospitality sector. He was previously Interim Chief Executive Officer and Board Director for Radisson Hotel Group Americas, where he was responsible for the corporate offices and more than 680 hotels in the company’s portfolio throughout the Americas. Additionally, Buoy served as Executive Vice President & Chief Commercial Officer at Radisson Hotel Group Americas, and was part of the company’s Executive Committee. During his career, he led the commercial transformation at Extended Stay America, and also served as Senior Vice President, Customer Marketing and Revenue Management for Morgans Hotel Group (previously Ian Schrager Hotels).

“Tom is one of hospitality’s most seasoned commercial leaders, so I’m thrilled to welcome him to our management team. In Q3, our revenue grew 29% year-over-year as we continued to make progress towards our goal of sustainable positive free cash flow. We have significant revenue opportunities ahead of us, and Tom’s leadership and deep hospitality experience will help us to deliver results,” said Francis Davidson, Co-Founder and CEO of Sonder.

“As I experienced firsthand during my time on its Board, Sonder is an incredibly dynamic business, with a bold mission to revolutionize hospitality for the next generation. I’m excited to transition into the company to oversee all aspects of topline revenue growth, combining industry best practices with disruptive thinking, at this key moment in Sonder’s journey to profitability,” said Tom Buoy, incoming Executive Vice President and Chief Commercial Officer at Sonder.

This transition comes about with the upcoming departure of Shruti Challa, Chief Revenue Officer. She will support during the transition in an advisory capacity.

“Shruti has been an outstanding executive at Sonder, having built a phenomenal team from the ground up, and skillfully navigated the pandemic where we outperformed all benchmarks. I'm incredibly proud of what she's done for the company, and I am excited to see the new opportunities she pursues,” said Francis Davidson, Co-Founder and CEO of Sonder.

About Sonder

Sonder (NASDAQ: SOND) is revolutionizing hospitality through innovative, tech-enabled service and inspiring, thoughtfully designed accommodations combined into one seamless experience. Launched in 2014, Sonder provides a variety of accommodation options — from spacious rooms to fully-equipped suites and apartments — found in over 40 markets spanning ten countries and three continents. The Sonder app gives guests full control over their stay. Complete with self-service features, simple check-in and 24/7 on-the-ground support, amenities and services at Sonder are just a tap away, making a world of better stays open to all.

To learn more, visit www.sonder.com or follow Sonder on X (Twitter), Instagram or Linkedin.

Download the Sonder app on Apple or Google Play.

Contacts

Media:
press@sonder.com

Investor:
ir@sonder.com